Exhibit 99.1
NEWS RELEASE

Michelle Quinn Named Acting General Counsel for BD

FRANKLIN LAKES, N.J. (Jan. 6, 2023) – BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, announced today that Michelle Quinn has been named acting general counsel of BD, succeeding Samrat (Sam) Khichi, who has informed the company of his intent to depart BD for a new opportunity, effective Feb. 3, 2023.
Michelle Quinn, 54, will be responsible for leading the Law Group at BD. She will report to Tom Polen, chairman, CEO and president of BD and become a member of the BD Executive Leadership Team.
Quinn joined BD in 2019 and currently serves as senior vice president, deputy general counsel, and chief ethics and compliance officer. Before joining BD, she was vice president and general counsel of North America for Sandoz Inc., a division of Novartis, and prior to that served as vice president and associate general counsel at Catalent Pharma Solutions. Quinn holds a Juris Doctor degree from Villanova University and a Bachelor of Arts in Political Science from Colgate University.
As part of the leadership transition, BD also announced that effective February 3, Ami Simunovich, executive vice president, Chief Regulatory Officer and Public Affairs, will report directly to Polen and Public Affairs will report to Simunovich. In addition, Corporate Development will report to Chris DelOrefice, executive vice president and chief financial officer, bringing a closer alignment between Corporate Development and Corporate Strategy.
“Michelle brings more than two decades as a corporate leader and strategic business advisor, and in the four years since joining BD she has significantly elevated our legal, ethics and compliance practices,” Polen said. “I’m confident that under her leadership, she will help us advance our BD 2025 strategy as we continue to operate as the more agile and innovative MedTech leader we are today. I also want to thank Sam for his significant contributions and his instrumental role in helping shape BD 2025, setting us on the path that is transforming the future of BD. He has made an enormous mark at the company developing and leading teams that have been paramount in driving business-critical work, helping shift our portfolio into transformative spaces and advancing our culture for operating as a best-in-class organization.”
Khichi, 55, is currently general counsel and executive vice president, Corporate Development, Public Affairs and Regulatory Affairs, which he has served as since 2017, when he joined BD through the acquisition of C. R. Bard. Prior to joining BD, Khichi was senior vice president, general counsel and secretary at C. R. Bard. Prior to Bard, he served as senior vice president, chief administrative officer and general counsel for Catalent Pharma Solutions.
“It’s been an honor and privilege to work alongside the dynamic leaders at BD, a transformative CEO and an exemplary Board of Directors over the last five years,” Khichi said. “We accomplished a lot together, and it’s just the beginning of the exciting future ahead for BD. Under Tom’s leadership, there is no doubt

Exhibit 99.1
in my mind that BD will continue to set the standard in MedTech and deliver strong results as the company continues to execute on its BD 2025 strategy. I’m proud to have worked for an organization that continues to positively impact patients around the world.”
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About BD
BD is one of the largest global medical technology companies in the world and is advancing the world of health by improving medical discovery, diagnostics and the delivery of care. The company supports the heroes on the frontlines of health care by developing innovative technology, services and solutions that help advance both clinical therapy for patients and clinical process for health care providers. BD and its 77,000 employees have a passion and commitment to help enhance the safety and efficiency of clinicians' care delivery process, enable laboratory scientists to accurately detect disease and advance researchers' capabilities to develop the next generation of diagnostics and therapeutics. BD has a presence in virtually every country and partners with organizations around the world to address some of the most challenging global health issues. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase efficiencies, improve safety and expand access to health care. For more information on BD, please visit bd.com or connect with us on LinkedIn at www.linkedin.com/company/bd1/ and Twitter @BDandCo.

Contacts:

Media:    Investors:
Troy Kirkpatrick    Francesca DeMartino
VP, Public Relations    SVP, Head of Investor Relations
858.617.2361    201.847.5743
troy.kirkpatrick@bd.com     francesca.demartino@bd.com